Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Tidewater Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	—	—	—	—	—	—	—	—
Fees Previously Paid	Equity	Common Stock, par value $0.001 per share	457(a)	4,048,000 (1)	$17.850	$72,256,800		$6,698.21
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$72,256,800		$6,698.21
	Total Fees Previously Paid							$32,730
	Total Fee Offsets							—
	Net Fee Due							$0.00

(1)	Includes 528,000 shares of common stock that the underwriter has an option to purchase.